EXHIBIT 5.1

New York Office 605 3rd Ave 30th floor, New York, NY 10158 P 212.730.7700 F 212.730.7725 www.mrllp.com

October 5, 2023

Reagan Bosco International Company, Inc.

1800 2nd Street, Suite 603

Sarasota, Florida 34236

Re:	Reagan Bosco International Company, Inc.
Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Reagan Bosco International Company, Inc., a Nevada corporation (the “Company”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”), for purposes of registering for resale under the Securities Act of 1933, as amended (the “Act”), of up to 1,000,000 shares of common stock, par value $0.00001 per share (the “Common Stock”), of the Company held by Providence Reserve Trust and Timothy Spell (the “Selling Stockholders”).

This opinion letter is furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act and cannot be relied on for any other purpose.

In connection with this opinion letter, we have examined the Registration Statement, and originals, or copies certified or otherwise identified to our satisfaction, of (i) the Certificate of Incorporation of the Company, as amended to date (the “Certificate of Incorporation”), (ii) the By-Laws of the Company, as amended to date (the “Bylaws”), (iii) certain resolutions of the Company’s board of directors (the “Board of Directors”) relating to the Registration Statement, and (iv) such other documents, records and other instruments as we have deemed appropriate for purposes of the opinions set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies, the authenticity of the originals of all documents submitted to us as copies and the persons identified as officers are actually serving as such and that any certificates representing the securities will be properly executed by one or more such persons. With respect to matters of fact relevant to our opinions as set forth below, we have relied upon certificates of officers of the Company, representations made by the Company in documents examined by us, and representations of officers of the Company. We have also obtained and relied upon such certificates and assurances from public officials as we have deemed necessary for the purposes of our opinions set forth below.

Based on the foregoing, we are of the opinion that the Common Stock, when issued to the Selling Stockholders, are validly issued, fully paid and non-assessable.

Los Angeles | Orange County | San Francisco | Dallas | Houston | Chicago | New York

Reagan Bosco International Company, Inc.

October 5, 2023

We are opining herein as to the laws of the United States and Chapter 78 of the Nevada Revised Statutes of the State of Nevada, and we express no opinion with respect to any other laws. We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus and to the references to us in the Registration Statement. In giving such consents, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Michelman & Robinson, LLP
MICHELMAN & ROBINSON, LLP